Exhibit 12.1

Williams Scotsman, Inc. and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

(dollars in thousands)

	Year Ended December 31,							Three Months Ended March 31,
							Pro Forma			Pro Forma
	2000	2001	2002	2003	2004	2005	2005	2005	2006	2006
EARNINGS:
Income (loss) from continuing operations before income taxes	$31,021	$40,214	$23,335	($18,813)	$175	($16,861)	38,124	($1,319)	$16,964	17,394

Add:
Fixed charges from below	95,107	89,278	89,465	91,515	96,726	95,676	71,369	25,309	18,589	18,159
Total earnings	$126,128	$129,492	$112,800	$72,702	$96,901	$78,815	$109,493	$23,990	$35,553	$35,553

FIXED CHARGES:
Interest	$91,860	$85,486	$85,208	$87,174	$92,444	$91,203	$66,896	$24,227	$17,521	$17,091
Portion of rentals representative of the interest factor	3,247	3,792	4,257	4,341	4,282	4,473	4,473	1,082	1,068	1,068
Total fixed charges	$95,107	$89,278	$89,465	$91,515	$96,726	$95,676	$71,369	$25,309	$18,589	$18,159

Ratio (dollar amount of deficiency)	1.3	1.5	1.3	($18,813)	1.0	(16,861)	1.53	($1,319)	1.91	1.96